EXHIBIT 4.14

FORM OF CONVERTIBLE PROMISSORY NOTE

NEITHER THIS CONVERTIBLE PROMISSORY NOTE NOR ANY OF THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. NO SALE, TRANSFER, PLEDGE OR ASSIGNMENT OF THIS CONVERTIBLE PROMISSORY NOTE OR OF THE SECURITIES ISSUABLE UPON CONVERSION HEREOF SHALL BE VALID OR EFFECTIVE UNLESS (A) SUCH TRANSFER IS MADE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAW, OR (B) THE LENDER SHALL DELIVER TO THE COMPANY AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND OF ANY APPLICABLE STATE SECURITIES LAW.

CONVERTIBLE PROMISSORY NOTE

OPTI-HARVEST, INC.

$ [●]	[●] 2023

FOR VALUE RECEIVED, Opti-Harvest, Inc., a Delaware corporation (the “Company”) promises to pay to the order of [●] (“Lender”), sum of $ [●] , together with accrued and unpaid interest thereon, on the date and in the manner set below. This Convertible Promissory Note (the “Note”) is one of a series of convertible promissory notes (collectively, the “Series Notes”) issued by the Company to investors with identical terms and in the same form as this Note (except that the holder, principal amount and date of issuance may differ in each of the Series Notes). The Company hereby agrees for the benefit of Lender as follows:

1. Payment Terms. The outstanding principal amount of this Note, together with all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date, as determined pursuant to Section 3 hereof. Accrued but unpaid interest on the outstanding principal balance hereof shall be due and payable on the Maturity Date (as defined in Section 3 hereof). All payments shall be applied, first, to accrued but unpaid interest and, thereafter, to principal. All payments of principal and interest hereunder shall be tendered in lawful money of the United States of America at the address designated in Section 18 hereof, or at such other place as Lender may from time to time designate in writing.

2. Interest. This Note will accrue interest at a rate of twelve percent (12%) per annum, compounded annually, computed on the basis of actual number of days elapsed over a year of 365 days, until maturity or conversion hereof. Notwithstanding any provision in this Note to the contrary, any interest payable hereunder shall automatically accrue and be capitalized to the principal amount of this Note (“PIK Interest”), and shall thereafter be deemed to be a part of the principal amount of this Note, unless such interest is paid in cash on or prior to the maturity date of this Note, as provide in Section 6 hereof. All PIK Interest that has accrued and has not been paid in cash shall be payable in cash on the maturity date provided in Section 3 hereof.

3. Maturity. This Note shall be due and payable on the date that is six (6) months from the date of this Note (the “Initial Maturity Date”); provided, however, that the Company and Lender may, upon mutual written agreement, extend such maturity date an additional twelve (12) months (such extended maturity date, (the “Extended Maturity Date”). The date on which this Note matures, whether the Initial Maturity Date or the Extended Maturity Date, is the “Maturity Date.”

4. Prepayments. The Company may prepay the Note, or any portion outstanding, at any time and from time to time prior to Maturity Date without notice and without the payment of any premium, fee, or penalty.

5. Conversion Right. Lender shall have the right, but not the obligation, at any time to convert all, or any portion, of the outstanding principal balance of this Note into shares of Common Stock at a conversion price equal to either (i) $3.00 per share, or (ii) the price at which shares of Common Stock are first sold to the public in a Qualified Public Offering. An election to convert the Note shall be made in writing and delivered to the Company no later than five (5) days before the Maturity Date; provided, however, that if the Qualified Public Offering is consummated within five (5) days before the Maturity Date, the notice of election will be delivered no later than five (5) days after the date on which such Qualified Public Offering is consummated.

Such election shall be irrevocable and shall be effective upon delivery of the conversion notice to the Company. No fractional shares shall be issued upon any conversion. Cash for any remainder amount shall be paid to Lender at an amount equal to the product obtained by multiplying the applicable conversion price by the fraction of a share not issued to the Lender.

6. Security. This Note is an unsecured general obligation of the Company.

7. Default Remedies. An “Event of Default” shall be deemed to have occurred upon:

(a) The Company fails to pay when due any of the payments due under this Note, which failure is not cured within ten (10) business days after the date due for such payment;

(b) The Company files any petition or action for relief under any bankruptcy, reorganization or insolvency law or an involuntary petition for bankruptcy is filed against the Company and such petition is not withdrawn or dismissed within 60 days after the filing thereof;

(c) The Company makes a general assignment for the benefit of creditors; or

(d) Any order, judgment or decree is entered against the Company decreeing the dissolution or split up of the Company and such order remains undischarged.

Upon the occurrence and during the continuation of an Event of Default, Lender may at its option, by written notice to the Company, declare the entire principal amount of this Note, together with all accrued but unpaid interest thereon, immediately due and payable. Lender’s rights, powers and remedies under this Note shall be in addition to any rights, powers and/or remedies available to Lender under applicable law or at equity.

8. Parity with Other Series Notes. The Company’s repayment obligation to Lender under this Note shall be on parity with the Company’s obligation to repay all Series Notes. In the event that the Company is obligated to repay all of the Series Notes and does not have sufficient funds to repay all in full, payment shall be made to the holder of each Series Note on a pro rata basis.

9. No Waiver; Cumulative Rights. No delay on the part of Lender in the exercise of any power or right under this Note or under any other instrument executed pursuant hereto shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.

10. Waiver. The Company waives demand, notice, presentment, protest and notice of dishonor.

11. No Rights or Liabilities as a Stockholder. This Note does not by itself entitle Lender to any voting or other rights as a stockholder of the Company. In the absence of conversion of this Note, no provisions of this Note, nor any enumeration herein of the rights and privileges of Lender, shall cause Lender to be a stockholder of the Company for any purpose.

12. Governing Law. This Note (including any claim or controversy arising out of or relating to this Note) shall be governed by the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

13. Usury. Interest paid or agreed to be paid under this Note shall not exceed the maximum amount permissible under applicable law and, in any contingency whatsoever, if Lender shall receive anything of value under this Note deemed to be interest under such laws which would exceed the amount of interest permissible under those laws, the excessive interest shall be applied first to the reduction of unpaid principal outstanding under this Note and the remainder of such excessive interest shall then be refunded to the Company if such excessive interest exceeds unpaid principal. All interest paid or agreed to be paid under this Note shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum rate permissible under applicable laws.

14. Successors and Assigns. All of the stipulations, promises and agreements in this Note made by or on behalf of the Company shall bind the successors and assigns of the Company, whether so expressed or not, and shall inure to the benefit of the respective successors and assigns of the Company and Lender. Any of the Company or Lender shall agree in writing before the effectiveness of such assignment to be bound by the provisions hereof.

15. Severability. If any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

16. Transfer of Note. The Company may consider and treat the person in whose name this Note shall be registered as the absolute owner thereof for all purposes whatsoever and the Company shall not be affected by any notice to the contrary. Notwithstanding the foregoing, this Note, and the conversion rights described herein, shall not be transferable by the holder without the prior written consent of the Company. Subject to the restrictions set forth in the foregoing sentence, registration of any new owners shall take place upon presentation of this Note to the Company at its principal offices, together with a duly authenticated assignment. This Note is transferable only on the books of the Company. Notice sent to any registered owner shall be effective as against all the holders or transferees of the Note not registered at the time of sending the communication.

17. Amendment and Waivers. Any provision of this Note or any Event of Default may be amended, waived or modified only upon the written consent of the Company and Lender with such amendment, waiver or modification so effected being binding on all holders of the Note.

18. Notices. All notices and other communications hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, to a party at the address set forth below (which may be changed in accordance with these notice procedures):

If to Lender:

If to the Company:	190 N Canon Dr, Suite 304
Beverly Hills, California 90210

Attn: Chief Executive Officer

IN WITNESS WHEREOF, the undersigned has executed this Convertible Promissory Note on and as of the date first set forth above.

OPTI-HARVEST, INC.

By:
Name:	Geoffrey Andersen
Title:	Chief Executive Officer

[signature page to Convertible Promissory Note]